Exhibit 99.1

TICC Closes Private Offering of Additional $10 Million of 7.50% Senior Convertible Notes due 2017

GREENWICH, CT – 10/22/2012 – TICC Capital Corp. (NasdaqGS: TICC) (the “Company”) announced today that it has issued an additional $10 million aggregate principal amount of 5-year unsecured 7.50% Senior Convertible Notes Due 2017 (the “Notes”) pursuant to the exercise of the initial purchasers’ option to purchase additional Notes.

The Notes are convertible into shares of the Company’s common stock based on an initial conversion rate of 87.2448 shares of the Company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $11.46 per share of common stock, representing an approximately 10.0% conversion premium over the last reported sale price of the Company’s common stock on September 20, 2012, which was $10.42 per share. The conversion price for the Notes will be reduced for quarterly cash dividends paid to common shares to the extent that the quarterly dividend exceeds $0.29 cents per share, subject to adjustment.

The Notes bear interest at an annual rate of 7.50%, payable semiannually in arrears on May 1 and November 1 of each year, beginning May 1, 2013. The Notes mature on November 1, 2017, unless previously converted in accordance with their terms. The Notes are general unsecured obligations of the Company, rank equally in right of payment with the Company’s future senior unsecured debt, and rank senior in right of payment to any potential subordinated debt, should any be issued in the future.

The Company intends to use the net proceeds from the sale of the Notes for general corporate purposes, which may include investments in corporate debt and equity securities and investments in structured finance vehicles.

The Notes and the shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. The Notes were offered only to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established small and mid-size companies, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions, including statements with regard to the Company's securities offering and the anticipated use of the net proceed of the offering. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.